Exhibit 99.01

OGE Energy, ArcLight Capital complete equity funding transaction
ArcLight acquires 9.9 percent equity interest in Enogex

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) and ArcLight Capital Partners LLC today announced they have completed the creation of their previously announced Enogex Holdings LLC joint venture, owned 90.1 percent by OGE Energy and 9.9 percent by an ArcLight affiliate.

Effective today, the joint venture owns 100 percent of Enogex LLC, a midstream natural gas pipeline business, and OGE Energy Resources LLC, a marketing business which has been contributed to Enogex Holdings by OGE Energy.

ArcLight, a Boston-based private equity firm, paid $183 million for the equity ownership stake in Enogex Holdings.

As announced Oct. 6, ArcLight intends to provide equity funding from time to time for Enogex capital expenditures, with each project that ArcLight provides funding for increasing ArcLight’s ownership stake in Enogex Holdings toward a maximum of 50 percent.

The joint venture’s board of directors will include OGE Energy’s Pete Delaney, CEO; Danny Harris, COO; and Sean Trauschke, CFO; as well as ArcLight senior partner Robb Turner.

OGE Energy is the parent company of OG&E, a regulated electric utility with more than 782,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas; and of Enogex, currently with 8,000 miles of pipe, nine processing plants and 24 billion cubic feet of natural gas storage capacity.

ArcLight is an energy investment firm with more than $6.8 billion under management in electric generation, transmission and distribution and the natural gas midstream and upstream sectors.